Exhibit 10.2

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	WELLS FARGO SECURITIES, LLC 550 South Tryon Street Charlotte, NC 28202

WELLS FARGO CAPITAL FINANCE, LLC 150 South Wacker Drive Suite 2200, MAC N2814220 Chicago, IL 60606

WELLS FARGO BANK, NATIONAL ASSOCIATION 550 South Tryon Street Charlotte, NC 28202

August 8, 2017

Wabash National Corporation
1000 Sagamore Parkway South
Lafayette, Indiana 47905
Attention: Jeffery L. Taylor, Senior Vice President and Chief Financial Officer

Wabash National Corporation
Commitment Letter
$488.5 million Senior Bridge Facility
$175 million Replacement ABL Facility

Ladies and Gentlemen:

Wabash National Corporation (“you” or the “Borrower”) have advised Morgan Stanley Senior Funding, Inc. (“MSSF”), Wells Fargo Securities, LLC (“WFS”), Wells Fargo Bank, National Association (“WFB”) and Wells Fargo Capital Finance, LLC (“WFCF”; and, together with MSSF, WFS and WFB, the “Commitment Parties”, “we” or “us”) that you intend to acquire, directly or indirectly (the “Acquisition”) a business previously identified to us as “Diana” (the “Target”) pursuant to an Agreement and Plan of Merger, dated as of the date of this Commitment Letter (as defined below) (together with all schedules and exhibits thereto, the “Acquisition Agreement”). After giving effect to the Acquisition, the Target will become a direct or an indirect wholly-owned subsidiary of the Borrower. Unless otherwise noted, all references to “dollars” or “$” in this Commitment Letter (as defined below) are references to United States dollars.

We understand that the total funding required to effect the Acquisition, to repay and redeem certain of the existing indebtedness of the Target and their respective subsidiaries and to pay the fees and expenses incurred in connection therewith shall be provided from:

(a)          the issuance (either by private placement or an underwritten public sale) by the Borrower of equity-linked (including, without limitation, convertible debt) or debt securities (the “Securities”), and/or the incurrence of term loans or other similar credit facilities or any other debt financing (the “Term Loans”), generating aggregate proceeds of up to $325 million (as may be increased by the amount of the Replacement Bridge as set forth below); and

(b)          to the extent any or all of the Securities or Term Loans are not issued or the proceeds thereof not made available to you in an aggregate amount of $300 million, the incurrence by the Borrower of a senior unsecured bridge credit facility in an aggregate principal amount of up to $300 million (the “Notes Bridge”) (subject to increase for the Replacement Bridge as set forth below), as described in the summary of terms and conditions attached hereto as Exhibit A (the “Bridge Term Sheet”).

We further understand that in connection with the Acquisition and the financing described above, the Borrower and its affiliates will obtain (1) (i) an amendment to, or an amendment and restatement of (as described in Exhibit B-1 hereto, the “ABL Amendment”), the Amended and Restated Credit Agreement, dated May 8, 2012, by and among you, certain of your subsidiaries party thereto, WFCF as joint lead arranger, joint bookrunner and administrative agent (the “Existing ABL Agent”), and the other lenders from time to time party thereto (the “Existing ABL Lenders”) (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing ABL Credit Agreement” and as amended by the ABL Amendment, the “Amended ABL Credit Agreement”; the credit facilities thereunder, the “Existing ABL Facility”), and related credit documentation, or (ii) if the ABL Amendment is not consummated on or prior to the Closing Date, a new asset-based revolving credit facility in an aggregate principal amount to be agreed (but not to exceed $175 million) (the “Replacement ABL Facility”; references herein to the “ABL Facility” shall mean the Replacement ABL Facility or the Existing ABL Facility after giving effect to the ABL Amendment) on terms substantially the same as those of the Existing ABL Facility as if the ABL Amendment had become effective and (2) (i) an amendment to, or an amendment and restatement of (as described in Exhibit B-2 hereto, the “Term Amendment” and together with the ABL Amendment, the “Amendments”), the Credit Agreement, dated as of May 8, 2012, among you, certain of your subsidiaries party thereto, the lenders from time to time party thereto, and MSSF, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Term Credit Agreement”, and as amended by the Term Amendment, the “Amended Term Credit Agreement”; the credit facilities thereunder, the “Existing Term Facility”; references herein to the “Term Facility” shall mean the Existing Term Facility after giving effect to the Term Amendment, including any amendments contained therein that are not specified on Exhibit B-2 as may be agreed), and related credit documentation, or (ii) if the Term Amendment is not consummated on or prior to the Closing Date, an additional aggregate principal amount equal to the aggregate principal amount outstanding under the Existing Term Facility (but not to exceed $188,522,861.44, as reduced from time to time on a dollar-for-dollar basis with reductions in principal under the Existing Term Facility as notified to the Bridge Lead Arrangers) of the senior unsecured bridge credit facility constituting the Notes Bridge as described in the Bridge Term Sheet (such additional amount, the “Replacement Bridge”, and together with the Notes Bridge, the “Bridge Facility”). As used herein, “Facilities” means the Bridge Facility, the ABL Amendment or, if applicable, the Replacement ABL Facility and the Term Amendment, if applicable.

The Acquisition, the entering into of this Commitment Letter (as defined below), the issuance or incurrence of the Securities, the entering into of the Term Amendment and/or, if applicable, the entering into of the Bridge Facility and the borrowing thereunder, the entering into of the ABL Amendment or the Replacement ABL Facility and the related transactions contemplated by the foregoing as well as the payment of fees, commissions and expenses in connection with each of the foregoing, are collectively referred to as the “Transactions.” No other financing will be required for the Transactions. The closing date of the Transactions including the issuance or incurrence of any Securities and/or if applicable, the Bridge Facility (including the Notes Bridge and the Replacement Bridge), and if applicable, the Replacement ABL Facility is referred to herein as the “Closing Date”.

1.          Commitments. In connection with the Transactions, (a) MSSF is pleased to advise you of its commitment to provide 50% of the Notes Bridge and (b) WFB is pleased to advise you of its commitment to provide 50% of the Notes Bridge, in each case subject to and on the terms set forth herein and in the Bridge Term Sheet (the Bridge Term Sheet, together with Exhibit B-1, Exhibit B-2 and Exhibit C the “Term Sheets” and together with this agreement and the Fee Letter (as defined below), the “Commitment Letter”). In addition, (1) solely in the event that the ABL Amendment is not consummated on or prior to the Closing Date, (a) WFB hereby commits to provide 50% of the Replacement ABL Facility and (b) MSSF hereby commits to provide 50% of the Replacement ABL Facility, and (2) solely in the event that the Term Amendment is not consummated on or prior to the Closing Date, (a) MSSF hereby commits to provide 50% of the Replacement Bridge and (b) WFB hereby commits to provide 50% of the Replacement Bridge, in each case subject to and on the terms and conditions set forth herein and in the Term Sheets and the Fee Letter. Each Commitment Party shall be liable solely in respect of its own commitment hereunder on a several, and not joint, basis with each other Commitment Party. MSSF and WFB are referred to herein in the capacities set forth in this paragraph as the “Initial Lenders” and, each individually, as an “Initial Lender”.

It is agreed that (i) each of MSSF and WFS shall act as joint lead arrangers and bookrunners for the Bridge Facility (in such capacities, the “Bridge Lead Arrangers”), (ii) each of WFS and MSSF shall act as joint lead arrangers and bookrunners for the ABL Amendment or, if applicable, Replacement ABL Facility (in such capacities, the “ABL Lead Arrangers”), (iii) each of WFS and MSSF shall act as joint lead arrangers and bookrunners for the Term Amendment (in such capacities, the “Term Lead Arrangers” and, together with the Bridge Lead Arrangers and ABL Lead Arrangers, the “Lead Arrangers”), (iv) MSSF shall act as sole administrative agent for the Bridge Facility (in such capacity, the “Bridge Administrative Agent”), (v) WFCF shall act as sole administrative agent and collateral agent for the Replacement ABL Facility (in such capacities, the “ABL Administrative Agent” and, together with the Bridge Administrative Agent, the “Administrative Agents”). It is further agreed that (i) MSSF and its affiliates will have “lead left” placement on all marketing materials relating to the Bridge Facility and (ii) WFS, WFCF and their affiliates will have “lead left” placement on all marketing materials relating to the ABL Amendment or, if applicable, the Replacement ABL Facility and the Term Amendment and, in each case, will perform the duties and exercise the authority customarily performed and exercised by them in such roles, including acting as sole manager of the physical books. It is further agreed that no additional advisors, agents, co-agents, arrangers or book managers will be appointed and no Lender (as defined below) will receive compensation with respect to the Bridge Facility, ABL Amendment, Replacement ABL Facility or Term Amendment outside the terms contained in this Commitment Letter and any fee letter (the “Fee Letter”) executed simultaneously herewith in order to obtain its commitment to participate in the Bridge Facility, ABL Amendment, Replacement ABL Facility or Term Amendment, in each case unless you and we so agree.

The commitment and other obligations of the Commitment Parties hereunder are subject solely to satisfaction or waiver by the Commitment Parties of each of the following conditions precedent:

(a)          the negotiation, execution and delivery of definitive loan documentation for the Bridge Facility (the “Bridge Documentation”), consistent with the terms and conditions set forth herein and in the Bridge Term Sheets, and otherwise in form and substance reasonably satisfactory to each Commitment Party and its counsel, including without limitation credit agreements, guaranties and other customary documentation;

(b)          (i) the negotiation, execution and delivery of the ABL Amendment, which shall permit the consummation of the Transaction or (ii) the negotiation, execution and delivery of definitive loan documentation for the Replacement ABL Facility (the “ABL Documentation” and, together with the Bridge Documentation, the “Credit Documentation”)), on terms substantially the same as those of the Existing ABL Facility as if the ABL Amendment had become effective, in each case consistent with the terms and conditions set forth herein and in the Term Sheets and otherwise in form and substance reasonably satisfactory to each Commitment Party and you;

(c)          other than in the event the commitments in respect of the Replacement Bridge are effective, the negotiation, execution and delivery of the Term Amendment, which shall permit the consummation of the Transaction;

(d)          since January 1, 2017, there has not been any Company Material Adverse Effect (as defined below);

(e)          the accuracy and completeness in all material respects of the Acquisition Agreement Representations and the Specified Representations (each, as defined below); and

(f)          satisfaction of the other conditions set forth in Exhibit C.

Notwithstanding anything in this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which shall be a condition to availability of the Bridge Facility and the effectiveness of the Replacement ABL Facility on the Closing Date shall be (A) such of the representations made by the Target in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right (determined without regard to notice requirements) to terminate your (or your affiliates’) obligations under the Acquisition Agreement or decline to consummate the Acquisition, in each case as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair availability of the Bridge Facility or effectiveness of the Replacement ABL Facility (if applicable) on the Closing Date if the conditions set forth in this Commitment Letter are satisfied (it being understood that, in the case of the Replacement ABL Facility, (A) to the extent any lien or security interest in the intended collateral or any deliverable related to the perfection of security interests in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a financing statement under the Uniform Commercial Code (“UCC Filing Collateral”) or possession of the certificated securities (if any) evidencing the equity of the Borrower’s existing subsidiaries, and to the extent received from the Target on the Closing Date after using commercially reasonable efforts, Target and its subsidiaries (“Stock Certificates”) and the security agreement giving rise to the security interest) is not provided on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, the perfection of such lien(s) or security interest(s) or deliverable shall not constitute a condition precedent to the effectiveness of Replacement ABL Facility (if applicable) on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed by the Lead Arrangers and the Borrower, (B) with respect to perfection of security interests in UCC Filing Collateral, your sole obligation as a condition precedent to the effectiveness of the Replacement ABL Facility (if applicable) on the Closing Date shall be to deliver, or cause to be delivered, necessary Uniform Commercial Code financing statements to the ABL Administrative Agent and to irrevocably authorize and to cause the applicable grantor to irrevocably authorize the ABL Administrative Agent to file such Uniform Commercial Code financing statements, and (C) with respect to perfection of security interests in Stock Certificates, your sole obligation as a condition precedent to the effectiveness of the Replacement ABL Facility (if applicable) on the Closing Date shall be to deliver to the ABL Administrative Agent (subject to any applicable intercreditor arrangements) original Stock Certificates together with undated stock powers executed in blank). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and Guarantors relating as to organizational existence, power and authority relating to entering into and performing the Credit Documentation, the due authorization, execution, delivery and enforceability of the Credit Documentation, the Credit Documentation not materially conflicting with charter documents, the Existing ABL Credit Agreement (if applicable), Amended ABL Credit Agreement (if applicable), the Existing Term Credit Agreement (if applicable), Amended Term Credit Agreement (if applicable), the Borrower’s existing indenture pursuant to which the Borrower’s convertible subordinated notes were issued or any acquired or assumed indebtedness of the Target permitted to remain outstanding under the Acquisition Agreement, in each case, to the extent any indebtedness thereunder remains in effect after giving effect to the Transactions, solvency on the Closing Date (determined on a consolidated basis after giving effect to the consummation of the Transactions in the manner set forth in Annex I to Exhibit C), Federal Reserve margin regulations, Investment Company Act, use of the proceeds of the Bridge Facility and the Replacement ABL Facility (if applicable), the U.S.A. Patriot Act, use of proceeds not violating laws against sanctioned persons and the Foreign Corrupt Practices Act and, with respect to the Replacement ABL Facility (if applicable) and subject to clause (ii)(A)–(C) of the immediately preceding sentence, validity, priority and perfection of security interests. The foregoing provisions of this paragraph are referred to herein as the “Funds Certain Provisions”.

For purposes hereof:

“Company Material Adverse Effect” means a Material Adverse Effect (as defined below) on the Company; provided, that none of the following shall constitute, or shall be considered in determining whether there has occurred a Company Material Adverse Effect: (i) any change or effect resulting from changes in general economic, regulatory or business conditions in the United States generally or in world capital markets, so long as such changes or effects do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (ii) any change in general economic conditions that affect the industries in which the Company and its Subsidiaries conduct their business, so long as such changes or conditions do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (iii) any outbreak of hostilities or war (including acts of terrorism), natural disasters or other force majeure events, in each case in the United States or elsewhere, so long as such events do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (iv) any change or effect that affects the commercial vehicle manufacturing industry generally (including regulatory changes affecting the commercial vehicle manufacturing industry generally) so long as such changes or conditions do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (v) any change in the trading prices or trading volume of the Company’s capital stock, in the Company’s credit rating or in any analyst’s recommendations with respect to the Company, (vi) any failure by the Company to meet any published or internally prepared earnings or other financial projections, performance measures or operating statistics (whether such projections or predictions were made by the Company or independent third parties), (vii) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, Regulation, ordinance, Order, protocol or any other applicable law of or by any national, regional, state or local governmental entity in the United States or elsewhere in the world, so long as such adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal does not disproportionately impact the Company and its Subsidiaries considered collectively as a single enterprise, relative to other industry participants, (viii) any changes in GAAP or interpretations thereof so long as such changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (ix) the Company’s failure to maintain the listing of the Shares on the NYSE MKT as a result of the trading price of the Shares (provided, that the facts and circumstances giving rise to such changes shall not be excluded under this clause (ix)), (x) the compliance by the Company with the covenants set forth in Article VI of the Acquisition Agreement and (xi) any change or effect resulting from the announcement or pendency of the Acquisition Agreement, the Offer or the Merger; it being understood that the exceptions in clauses (v) and (vi) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses (i) through (iv) and (vii) through (xi) hereof) is or will be reasonably likely to be a Company Material Adverse Effect; provided that for purposes of this definition, each capitalized term shall have the meaning set forth in the Acquisition Agreement.

“Material Adverse Effect” means with respect to a specified Person, any change, effect, event, circumstance or occurrence with respect to the business, financial condition, results of operations, properties, assets, liabilities or obligations of such Person or its Subsidiaries, that is, or would be reasonably expected to have a material adverse effect on the current or future business, assets, properties, liabilities or obligations, results of operations or financial condition of the Person and its Subsidiaries, taken as a whole, or on the ability of the Person to perform in a timely manner its obligations under the Acquisition Agreement or consummate the transactions contemplated by the Acquisition Agreement; provided that for purposes of this definition, each capitalized term shall have the meaning set forth in the Acquisition Agreement.

2.          Syndication. The Lead Arrangers reserve the right, prior to or after execution of the definitive Credit Documentation, to syndicate all or part of the Commitment Parties’ commitments for the Bridge Facility and the Replacement ABL Facility to one or more financial institutions or institutional lenders. Notwithstanding the Lead Arrangers’ right to syndicate the Bridge Facility and the Replacement ABL Facility and receive commitments with respect thereto, no Commitment Party will be relieved of all or any portion of their respective commitments hereunder prior to the initial funding under the Bridge Facility and effectiveness of the Replacement ABL Facility (if applicable). Without limiting your obligations to assist with syndication and consent solicitation efforts as set forth herein, each Commitment Party agrees that completion of such syndications is not a condition to their respective commitments hereunder.

Promptly after the execution of this Commitment Letter by you, the Lead Arrangers intend to commence consent solicitation efforts with respect to the Amendments and syndication efforts with respect to the Bridge Facility and, if applicable, the Replacement ABL Facility, and you agree to actively assist the Lead Arrangers in achieving a syndication in respect of the Amendments, the Bridge Facility and the Replacement ABL Facility that is reasonably satisfactory to the Lead Arrangers. Such syndication will be accomplished by a variety of means, including direct contact during such process between senior management and advisors of the Borrower (and your use of commercially reasonable efforts to cause such contact between the senior management and advisors of the Target) and the proposed syndicate members for the Bridge Facility (such members in respect of the Bridge Facility being referred to as the “Bridge Lenders”), the Term Facility (such members in respect of the Term Facility being referred to as the “Term Lenders”) and the ABL Facility (such members in respect of the ABL Facility being referred to as the “ABL Lenders” and, together with the Bridge Lenders and Term Lenders, the “Lenders”) at mutually agreed times and places. The Lead Arrangers will exclusively manage, in consultation with you, all aspects of the syndication, including the timing, scope and identity of potential lenders, any agency or other title designations or roles awarded to any potential lender, any compensation provided to each potential lender from the amount paid to the Lead Arrangers pursuant to this Commitment Letter and the Fee Letter and the final allocation of the commitments in respect of the Bridge Facility among the Bridge Lenders and in respect of the Replacement ABL Facility among ABL Lenders.

To assist the Commitment Parties in their syndication efforts, you hereby covenant and agree:

(a)          to provide, and use commercially reasonable efforts to cause the Target to provide, the Lead Arrangers with all information reasonably requested by the Lead Arrangers, including but not limited to the Projections (as defined below) and to the extent reasonably requested, financial and other information, reports, memoranda and evaluations prepared by, on behalf or at the direction of you, the Target or your or their respective subsidiaries or advisors; provided that the foregoing shall not require you or your legal advisors to provide the due diligence report prepared by your legal advisors in connection with the Acquisition or to discuss the findings included therein with any Lead Arranger or any Lead Arranger’s advisors.

(b)          to assist in the preparation of one or more confidential information memoranda (including public and private versions thereof) and other customary marketing materials, in each case in form and substance customary for transactions of this type and otherwise satisfactory to the Lead Arranger, acting reasonably, to be used in connection with the consent solicitation in respect of the Amendments and syndication of the Bridge Facility and the Replacement ABL Facility;

(c)          to use commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit from your existing lending and banking relationships and the existing lending and banking relationships of the Target and its subsidiaries;

(d)          to use commercially reasonable efforts to obtain monitored public corporate credit or family ratings of the Borrower after giving effect to the Transactions from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. (“S&P”) and ratings from each of Moody’s and S&P for the Securities (collectively, the “Ratings”);

(e)          to use commercially reasonable efforts to ensure that, prior to and until the earlier of the completion of the syndication of the Bridge Facility and the Replacement ABL Facility (if applicable) (in each case as determined by the Lead Arranger and notified in writing to you) and 60 days following the Closing Date, there shall be no competing issues of debt or equity securities or commercial bank or other debt facilities or securitizations (including any renewals or refinancing thereof) by the Borrower or the Target or any of their respective subsidiaries or affiliates being attempted, offered, placed or arranged, to the extent that such issuances of debt or equity securities or other debt facilities or securitizations would reasonably be expected to impair the primary syndication of the Bridge Facility, the Replacement ABL Facility, the Term Loans and the issuance of the Securities (other than the Amendments, the Securities and the Term Loans);

(f)          to authorize the Lead Arrangers to download copies of the Borrower’s trademark logos from its website and post copies thereof on the SyndTrak site or similar workspace established by any Lead Arranger and use the logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Bridge Facility and the Replacement ABL Facility (if applicable) or in any advertisements that any Lead Arranger may place after the Closing Date following public disclosure by the Borrower in financial and other newspapers, journals, the World Wide Web, home page or otherwise, at their own expense describing its services to the Borrower hereunder; and

(g)          to otherwise assist the Lead Arrangers in their syndication efforts, including by making available your (and to use your commercially reasonable efforts to make available the Target’s) officers, representatives and advisors, and to attend and make presentations regarding the business and prospects of the Borrower at one or more meetings of Lenders, in each case at times mutually agreed upon.

For the avoidance of doubt, nothing contained in this Commitment Letter shall require you to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality (not created in contemplation thereof) binding on you, the Target or your or its respective affiliates; provided that (x) you shall use commercially reasonable efforts to communicate the information in a way that would not risk waiver of such privilege or violate the confidentiality obligation and (y) you shall notify us if any such information is being withheld (but, with respect to any obligation of confidentiality, solely if providing such notice would not violate such confidentiality obligation, subject to the foregoing clause (x)); provided further that none of the foregoing shall be construed to limit any of the representations and warranties or conditions precedent set forth herein or in the Credit Documentation.

3.          Information. You represent and warrant that (and with respect to the Target and its subsidiaries and their respective businesses, solely to your knowledge that), (a) all written factual information (other than the Projections referred to below, pro forma information, other forward-looking information and other than information of a general economic or industry specific nature) that has been or will hereafter be made available by you or by any of your respective agents or representatives on your behalf in connection with the Transactions (the “Information”) to the Commitment Party or any of its affiliates, agents or representatives or to any Lender or any potential Lender, when taken as a whole, is and will be when furnished complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in the light of the circumstances under which such statements were or are made and (b) all financial projections (the “Projections”), if any, that have been or will be prepared by you or on your behalf or by any of your representatives and made available to the Commitment Party or any of its affiliates, agents or representatives or to any Lender or any potential Lender in connection with the Transactions have been or will be prepared in good faith based upon assumptions that you believed to be reasonable at the time made and at the time such Projections are made available to the Commitment Party (it being understood that (i) that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, (ii) such projections are subject to significant uncertainties and contingencies and that no assurance can be given that any particular projections will be realized and (iii) that no assurance can be given that any particular projections will be realized). You agree that, if at any time prior to the Closing Date and, if requested by us, for a period (not to exceed 60 days) thereafter as is necessary to complete the syndication of the Bridge Facility and the Replacement ABL Facility (if applicable) any of the representations or warranties in the preceding sentence would be incorrect in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations and warranties will be (in the case of the Target and its subsidiaries and their respective businesses, to the best of your knowledge), correct in all material respects at such time. The accuracy of the foregoing representations and warranties, whether or not cured or supplemented, shall not be a condition to the obligations of the Commitment Parties hereunder unless the inaccuracy results in an express condition hereunder otherwise not being satisfied on the Closing Date. You agree that, in issuing the commitments hereunder and in arranging and syndicating the Amendments, the Bridge Facility and the Replacement ABL Facility, we will be entitled to use and rely on the Information and the Projections furnished by you or on your behalf or on behalf of the Target without independent verification thereof.

You agree that the Lead Arrangers may make available any Information and Projections (collectively, the “Company Materials”) to potential Lenders in connection with the consent solicitation in respect of the Amendments and the syndication of the Bridge Facility and the Replacement ABL Facility by posting the Company Materials on IntraLinks or another similar secure electronic system (the “Platform”). You further agree to assist, at the request of the Lead Arrangers, in the preparation of versions of the confidential information memoranda and other customary marketing materials and presentations to be used in connection with the consent solicitation in respect of the Amendments and the syndication of the Bridge Facility and the Replacement ABL Facility, consisting exclusively of information or documentation that is either (i) publicly available (or contained in the prospectus or other offering memorandum for any Securities) or (ii) not material with respect to the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of United States federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” It is understood that in connection with your assistance described above, customary authorization letters will be included in any confidential information memorandum that include a representation substantially consistent with the first paragraph of Section 3 above, authorize the distribution of such confidential information memorandum to prospective Lenders containing a representation from you to the Lead Arrangers that the public-side version does not include information other than Public Lender Information about you, the Target, your or its subsidiaries or your or its respective securities and exculpating the Commitment Parties and their respective affiliates with respect to any liability related to the use of the contents of such confidential information memorandum or any related marketing material by the recipients thereof. You further agree that each document to be disseminated by the Lead Arrangers to any Lender or potential Lender in connection with the consent solicitation in respect of the Amendments and the syndication of the Bridge Facility or the Replacement ABL Facility, will be identified by you as either (x) containing Private Lender Information or (y) containing solely Public Lender Information. You acknowledge that the following documents will contain solely Public Lender Information (unless you promptly notify us otherwise and provided that you have been given a reasonable opportunity to review such documents and comply with applicable disclosure obligations): (a) drafts and final definitive documentation with respect to the Amendments, the Bridge Facility and the Replacement ABL Facility; (b) administrative materials prepared by the Lead Arrangers for potential Lenders (e.g. a lender meeting invitation, allocation and/or funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Amendments, the Bridge Facility and the Replacement ABL Facility.

4.          Costs, Expenses and Fees. You agree to pay or reimburse each Lead Arranger, each Administrative Agent and each Commitment Party for all reasonable and documented out-of-pocket costs and expenses incurred by each Lead Arranger, each Administrative Agent and each Commitment Party and their respective affiliates (whether incurred before or after the date hereof) in connection with the Bridge Facility, the Term Facility and the ABL Facility and the preparation, negotiation, execution and delivery of this Commitment Letter and the Fee Letter, the Credit Documentation and any security arrangements in connection therewith, including without limitation, the reasonable and documented fees and expenses of one outside counsel for the Lead Arrangers, the Administrative Agents and Commitment Parties, taken as a whole, plus one additional counsel for WFCF, in its capacities as ABL Administrative Agent and a Lead Arranger in respect of the ABL Facility, plus one additional counsel in each relevant jurisdiction, regardless of whether any of the Transactions is consummated. You further agree to pay all reasonable and documented out-of-pocket costs and expenses of each Lead Arranger, each Administrative Agent and each Commitment Party and their respective affiliates (including, without limitation, reasonable fees and expenses of outside counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder. In addition, you hereby agree to pay when and as due the fees described in the Fee Letter. Once paid, such fees shall not be refundable under any circumstances, except to the extent otherwise expressly set forth in the Fee Letter. The terms of the Fee Letter are an integral part of each Commitment Party’s commitment hereunder and constitute part of this Commitment Letter for all purposes hereof.

5.          Indemnity. You agree to indemnify and hold harmless each Commitment Party and its affiliates (including, without limitation, controlling persons), each Administrative Agent and the Lenders and their respective affiliates (including, without limitation, controlling persons) and each director, officer, employee, agent, affiliate, successor and assign of each of the forgoing (each an “Indemnified Person”) from and against any and all actions, suits, investigation, inquiry, claims, losses, damages, liabilities, expenses or proceedings of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Fee Letter, the Amendments, the Bridge Facility, the Replacement ABL Facility, the use of proceeds in each case thereof, the Transactions or the other transactions contemplated thereby (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or otherwise) (any of the foregoing, a “Proceeding”), and you agree to reimburse each Indemnified Person upon demand for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding; provided, however, that no Indemnified Person will be indemnified for any such action, suit, investigation, inquiry, claim, loss, damage, liability, expense or proceeding to the extent determined by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or material breach of the Commitment Letter by such Indemnified Person. In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such Proceeding is brought by you, the Target, any of your or its respective securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Commitment Letter, the Fee Letter, the Amendments, the Bridge Facility, the Replacement ABL Facility or any of the Transactions is consummated. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission and (ii) no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to you, the Target, or any of your or its respective securityholders or creditors arising out of, related to or in connection with the Commitment Letter, the Fee Letter, the Amendments, the Bridge Facility, the Replacement ABL Facility or any of the Transactions or the other transactions contemplated thereby, except, in the case of (i) and (ii) to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence, bad faith or willful misconduct or material breach of the Commitment Letter by such Indemnified Person, and it is further agreed that the Commitment Party shall have liability only to you (as opposed to any other person). The indemnity and reimbursement provisions of this paragraph shall not be applicable in the case of disputes solely between or among Indemnified Persons not relating to or in connection with acts or omissions by you or any of your affiliates other than any claims against a Commitment Party in its capacity or in fulfilling its role as a Lead Arranger, an Administrative Agent or other agent, arranger or similar role under, or with respect to, the Amendments, the Bridge Facility, the Term Facility, the ABL Facility and other than any claims that are determined by a court of competent jurisdiction in a final and non-appealable judgment to have arisen out of any act or omission on the part of you or any of your affiliates.

You will not, without the prior written consent of the Indemnified Person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnified Person.

No Indemnified Person seeking indemnification or reimbursement under this Commitment Letter with respect to a Proceeding referred to herein will, without your prior written consent (not to be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate such Proceeding. Notwithstanding the immediately preceding sentence, if at any time an Indemnified Person shall have requested in accordance with this Commitment Letter that you reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Proceeding, you shall be liable for any settlement of any Proceeding effected without your written consent if (a) such settlement is entered into more than 30 days after receipt by you of such request for reimbursement and (b) you shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement.

6.          Confidentiality. This Commitment Letter is furnished solely for your benefit, and may not be relied upon or enforced by any other person or entity other than the parties hereto, the Lenders and the Indemnified Persons. This Commitment Letter is delivered to you on the condition that neither the existence of this Commitment Letter nor the Fee Letter nor any of their contents shall be disclosed, directly or indirectly, to any other person or entity except (i) to your directors, officers, employees, accountants, attorneys and other professional advisors, your affiliates, and your affiliates’ directors, officers, employees, accountants, attorneys and other professional advisors, in each case in connection with the evaluation of the Transactions and are informed of the confidential nature of such information and who are either subject to customary confidentiality obligations of employment or professional practice, or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) and (ii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you shall use commercially reasonable efforts to promptly notify us to the extent permitted by law). Notwithstanding the foregoing and, except in the case of paragraphs (i), (v) and (vi) below, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter and the Fee Letter to us as provided below, (i) you may disclose a copy of this Commitment Letter (but not the Fee Letter, except to the extent redacted in a manner reasonably satisfactory to the Lead Arrangers) to the Target, its subsidiaries and their respective directors, officers, employees, attorneys and advisors, in each case on a confidential and “need-to-know” basis, (ii) you may make public disclosure of the existence and amount of the commitments hereunder and of the identity of the Administrative Agents and the Lead Arrangers, (iii) you may file a copy of this Commitment Letter (but not the Fee Letter or any other agreement between you and any one or more of us in connection with the Transactions) with the Securities and Exchange Commission in connection with the Transactions if in your judgment it is required by law to be filed, (iv) you may disclose this Commitment Letter (but not the Fee Letter or any other agreement between you and any one or more of us in connection with the Transactions) and the contents hereof in any prospectus or other offering memorandum relating to the Securities or the Term Loans, (v) you may make such other public disclosure of the terms and conditions hereof as, and to the extent, you are required in any legal, judicial, administrative proceeding or other compulsory process, otherwise as required by applicable law or regulations, or to the extent requested or required by governmental and/or regulatory authorities (in which case you shall use commercially reasonable efforts to promptly notify us to the extent permitted by law), (vi) you may disclose a copy of this Commitment Letter (but not the Fee Letter or any other agreement between you and any one or more of us in connection with the Transactions) to ratings agencies in connection with their evaluation of the Bridge Facility, the Securities, the Term Loans, the Term Facility or the ABL Facility for rating purposes, (vii) you may disclose the Term Sheets (but not the Fee Letter or any other agreement between you and any one or more of us in connection with the Transactions) to actual or prospective counterparties (or their advisors) to any swap or derivative transaction relating to the Borrower, the Target or any of their respective subsidiaries or any of their respective obligations, (viii) you may disclose the amount of the fees in aggregate and any applicable original issue discount payable under the Fee Letter or any other agreement between you and any one or more of us in connection with the Transactions in financial statements, as part of Projections, or pro forma information or as part of generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) or cash flow statement in connection with any syndication of the Bridge Facility, the Term Facility and the ABL Facility, the prospectus or offering memorandum related to the Securities or the Terms Loans, or in any public filing (which in the case of such public filing may indicate the existence of the Fee Letter), and (ix) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letter.

The Lead Arrangers, the Administrative Agents and the Commitment Parties will use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case it shall use commercially reasonable efforts to promptly notify you, in advance, to the extent practicable and permitted by law), (b) upon the request or demand of any regulatory authority having jurisdiction over such party or any of its affiliates (in which case it shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent practicable and lawfully permitted to do so), (c) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Commitment Letter by such party or any of its affiliates, (d) to the extent that such information is received by such party from a third party that is not to its knowledge subject to confidentiality obligations to you or the Target, (e) to the extent that such information is independently developed by such party, (f) to such party’s affiliates and its and its affiliates’ respective officers, directors, employees, stockholders, partners, members, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information and who are either subject to customary confidentiality obligations of employment or professional practice, or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that the applicable Commitment Party shall be responsible for the compliance by such persons with the confidentiality obligations hereunder, (g) to rating agencies on a confidential basis, (h) to any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its affiliates or any of their respective obligations, in each case who acknowledge and accept that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party) in accordance with the standard syndication processes of the Lead Arrangers or customary market standards for dissemination of such types of information, (i) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material) in accordance with the standard syndication processes of the Lead Arrangers, (j) for purposes of establishing a “due diligence” defense, (k) in connection with the exercise of remedies hereunder or in any suit, action or proceeding relating to this Commitment Letter, the Fee Letters or the transactions contemplated thereby or enforcement hereof and thereof, or (l) with your consent. The foregoing obligations of the Lead Arrangers, the Administrative Agents and the Commitment Parties shall remain in effect until the earlier of (i) two years from the date hereof, and (ii) the execution and delivery of the Credit Documentation by the parties thereto, at which time any confidentiality undertaking in the Credit Documentation shall supersede the provisions of this paragraph.

7.          Patriot Act. We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (October 26, 2001) (as amended, the “Patriot Act”), we and the other Lenders are required to obtain, verify and record information that identifies the Borrower and the Target and their respective subsidiaries, which information includes the name, address, tax identification number and other information regarding them that will allow any of us or such Lender to identify the Borrower and the Target in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective on behalf of each Commitment Party and each other Lender.

8.          Governing Law etc. This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby; provided, however, that the laws of the state of Delaware shall govern in determining (1) whether a Company Material Adverse Effect has occurred, (2) the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you have the right to terminate your obligations thereunder or to not consummate the Acquisition and (3) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement. Any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter and/or the related Fee Letter is hereby waived. You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or the Fee Letter or any matters contemplated hereby or thereby and agree that any service of process, summons, notice or document by registered mail addressed to you shall be effective service of process for any suit, action or proceeding relating to any such dispute. You irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law. Nothing herein will affect the right of any Lead Arranger, Administrative Agent or Commitment Party to serve legal process in any other manner permitted by law or affect any Lead Arranger’s, Administrative Agent’s or Commitment Party’s right to bring any suit, action or proceeding against the Borrower or its subsidiaries or its or their property in the courts of other jurisdictions.

Any Lead Arranger may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Closing Date, in the form of “tombstone” or otherwise describing the name of the Borrower and the amount, type and closing date of the Transactions, all at the expense of such Lead Arranger.

9.          Other Activities; No Fiduciary Relationship; Other Terms. As you know, certain Commitment Parties (including MSSF and WFS) are full service securities firms engaged, either directly or indirectly through its affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each such Commitment Party and its affiliates may actively trade the debt and equity securities (or related derivative securities) of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Each such Commitment Party and its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter. Each Lead Arranger, each Administrative Agent and each Commitment Party and their respective affiliates may have economic interests that conflict with those of Target or the Borrower and may provide financing or other services to parties whose interests conflict with yours.

You agree that each Lead Arranger, each Administrative Agent and each Commitment Party will act under this agreement as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lead Arranger, any Administrative Agent or any Commitment Party on the one hand and the Target or the Borrower, or their respective management, stockholders or affiliates on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between each Lead Arranger, each Administrative Agent and each Commitment Party, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party is acting solely as a principal and not as a fiduciary of you, its management, stockholders, creditors or any other person, (iii) each Lead Arranger, each Administrative Agent and each Commitment Party have not assumed a fiduciary or, except as specified in the last sentence of the next succeeding paragraph, an advisory responsibility in favor of you with respect to the Transactions or the process leading thereto or any other obligation to you except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your and its own legal and financial advisors to the extent you or it deemed appropriate.

You further acknowledge and agree that you and your subsidiaries are responsible for making your and their own independent judgment with respect to the Transactions and the process leading thereto. In addition, please note that each Lead Arranger, each Administrative Agent and each Commitment Party and their respective affiliates do not provide accounting, tax or legal advice. You and your subsidiaries agree that you or they will not claim that any Lead Arranger, any Administrative Agent or any Commitment Party or any of their respective affiliates has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to you or your subsidiaries, in connection with the Transactions or the process leading thereto and you and your subsidiaries hereby waive, to the fullest extent permitted by law, any claims you or they may have against each Lead Arranger, each Administrative Agent, each Commitment Party and each of their respective affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that each Lead Arranger, each Administrative Agent, each Commitment Party and their respective affiliates shall not have any liability (whether direct or indirect) to you or any of your subsidiaries or affiliates in respect of such fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you or them, including, your or their respective stockholders, employees or creditors. The parties acknowledge that you have retained Morgan Stanley & Co. LLC (“MS&Co.”) to act as your financial advisor (in such capacity, the “Financial Advisor”) in connection with the transactions contemplated by the Acquisition Agreement and that MS&Co.’s obligations to you as a Financial Advisor are set forth in and governed by a separate engagement letter in respect of such engagement. You acknowledge that each of MSSF and WFB currently is acting as a lender, and WFCF is currently acting as administrative agent and collateral agent, under the Existing Term Facility and/or Existing ABL Facility, as applicable, and your and your affiliates’ rights and obligations under any other agreement with MSSF, WFCF or any of their respective affiliates (including the Existing Term Facility and the Existing ABL Facility) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this letter agreement, and none of such rights and obligations under such other agreements shall be affected by a Commitment Party’s performance or lack of performance of services hereunder.

We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and such affiliates may agree in our sole discretion. You also agree that each Commitment Party may at any time and from time to time assign all or any portion of its commitments hereunder to one or more of its respective affiliates; provided that any assignments thereto to an affiliate will not relieve the Commitment Party from any of its obligations hereunder on or prior to the Closing Date without your prior written consent. You acknowledge that each Commitment Party may share with any of its affiliates, and such affiliates may share with each Commitment Party, any information related to the Transactions, you, the Target, any of your or their subsidiaries or any of the matters contemplated hereby in connection with the Transactions. We agree to treat, and cause any of our affiliates to treat, all non-public information provided to us by you as confidential information in accordance with the confidentiality provisions specified in Section 6 hereof.

10.         Acceptance, Termination, Amendment, etc. Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts hereof and thereof by no later than 11:59 p.m., New York time, on August 8, 2017. If this Commitment Letter and the Fee Letter are not signed and returned as described in the preceding sentence by such time and date, this offer will terminate at such time on such date. Thereafter, the commitments and other obligations of each Commitment Party set forth in this Commitment Letter shall automatically terminate unless each of the Lenders shall in their discretion agree to an extension, upon the earliest to occur of (i) the execution and delivery of Credit Documentation by all of the parties thereto and the consummation of the Acquisition; (ii) the day that is 90 days after the execution of the Acquisition Agreement (as may be extended by 30 days in accordance with an extension of the “End Date” under the proviso to Section 8.1(b)(i) of the Acquisition Agreement (as in effect on the date hereof)), if the Credit Documentation shall not have been executed and delivered by all such parties thereto; (iii) the date of termination or abandonment of the Acquisition Agreement (other than with respect to ongoing indemnity, confidentiality and other customary surviving provisions) in accordance with the provisions of the Acquisition Agreement and (iv) receipt by the Commitment Parties of written notice from the Borrower of its election to terminate all commitments hereunder in full; provided that upon the execution and delivery of the (i) ABL Amendment, all commitments hereunder with respect to the Replacement ABL Facility shall terminate and be of no further force or effect and (ii) Term Amendment, all commitments hereunder with respect to the Bridge Facility constituting the Replacement Bridge shall terminate and be of no further force or effect.

This Commitment Letter and the Fee Letter constitute the entire agreement and understanding between you and your subsidiaries and affiliates and the Commitment Parties with respect to the Bridge Facility, the Amendments and the Replacement ABL Facility and supersede all prior written or oral agreements and understandings relating to the specific matters hereof. No individual has been authorized by any Commitment Party or any of their respective affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter. This Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, notwithstanding that the commitments in respect of the Bridge Facility and Replacement ABL Facility are subject to the specified conditions set forth in Section 1 above and Exhibit C hereto.

Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter and the Fee Letter by facsimile or electronic.pdf shall be effective as delivery of a manually executed counterpart of this Commitment Letter and the Fee Letter. This Commitment Letter and the Fee Letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument. The provisions of the Fee Letter and of Sections 2, 3, 4, 5, 6, 8, 9 and this Section 10 of this Commitment Letter shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Commitment Parties’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication of the Bridge Facility, the Term Amendment and the ABL Amendment and/or Replacement ABL Facility (if applicable) (including supplementing and/or correcting Information and Projections) prior to the period (not to exceed 60 days) after the Closing Date during which a syndication of the Bridge Facility, the Term Amendment and the ABL Amendment and/or Replacement ABL Facility (if applicable) is completed, and (b) confidentiality of the Commitment Letter (including the Fee Letter) and any other agreement between you and us in connection with the Transactions and the contents thereof) shall automatically terminate and be superseded by the provisions of the applicable Credit Documentation upon the initial funding thereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the parties hereto. This Commitment Letter shall not be assignable by any party hereto without prior written consent of each other party hereto (other than in respect of any assignment by an Initial Lender (subject to the provisions of Section 2 of this Commitment Letter) to any Lender), and any purported assignment without such consent shall be null and void. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and any Indemnified Persons).

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Chance Moreland
Name: Chance Moreland
Title: Authorized Signatory

Signature Page to Commitment Letter

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Anne Sasal
Name: Anne Sasal
Title: Vice President

Signature Page to Commitment Letter

WELLS FARGO CAPITAL FINANCE, LLC

By:	/s/ Anne Sasal
Name: Anne Sasal
Title: Vice President

Signature Page to Commitment Letter

WELLS FARGO SECURITIES, LLC

By:	/s/ Jake Petkovich
Name: Jake Petkovich
Title: Managing Director

Signature Page to Commitment Letter

Accepted and agreed
as of the date first written above:

WABASH NATIONAL CORPORATION

By:	/s/ Richard J. Giromini
Name: Richard J. Giromini
Title: Chief Executive Officer

Signature Page to Commitment Letter

EXHIBIT A

$488.5 MILLION SENIOR BRIDGE FACILITY
SUMMARY OF TERMS AND CONDITIONS

All capitalized terms used herein but not defined shall have the meanings provided in the Commitment Letter.

Borrower:	Wabash National Corporation (the “Borrower”). The Borrower will own, directly or indirectly, all of the capital stock of the Target on the Closing Date.

Joint Lead Arrangers and Book- Runners:	Morgan Stanley Senior Funding, Inc. (“MSSF”) and Wells Fargo Securities, LLC (“WFS”) will act as joint lead arrangers and book-runners (the “Lead Arrangers”).

Administrative Agent:	MSSF.

Lenders:	MSSF, Wells Fargo Bank, National Association (“WFB”) and a syndicate of financial institutions and institutional lenders arranged by the Lead Arrangers (the “Lenders”).

Guarantors:	All obligations under the Bridge Facility shall be fully and unconditionally guaranteed by each of the Borrower’s existing and subsequently acquired or organized wholly-owned domestic direct and indirect subsidiaries that are required to guarantee the Existing ABL Facility or the Existing Term Facility (each such subsidiary, a “Guarantor”).

Bridge Facility:	A bridge loan facility (the “Bridge Facility”) in an aggregate principal amount of $300 million, or if the Replacement Bridge is required to be funded, an additional aggregate principal amount equal to the aggregate principal amount outstanding under the Existing Term Facility (but not to exceed $188,522,861.44, as reduced from time to time on a dollar-for-dollar basis with reductions in principal under the Existing Term Facility as notified to the Lead Arrangers). It is intended that the Notes Bridge and the Replacement Bridge shall constitute one facility under the Bridge Facility for all purposes.

Maturity and Amortization:	The Bridge Facility shall mature on the date that is 364 days after the Closing Date (the “Maturity Date”). The loans under the Bridge Facility (the “Bridge Loans”) will not amortize and the aggregate principal amount of the Bridge Loans will be payable in full on the Maturity Date.

Purpose and Availability:	Upon satisfaction or waiver of the conditions precedent to drawing specified herein under the heading “Conditions Precedent to Initial Funding”, the full amount of the Bridge Facility shall be available in a single borrowing on the Closing Date and shall be utilized (a) to finance the Transactions (including, if applicable, to refinance the Existing Term Facility) and (b) to pay fees and expenses incurred in connection with the Transactions. Once repaid, no amount of Bridge Loans may be reborrowed.

A-1

Collateral:	None.

Interest:	At the Borrower’s option, the Bridge Loans will bear interest based on the Base Rate or LIBOR (in each case, as defined below):

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin (as described below), calculated on the basis of the actual number of days elapsed in a year of 365 days and payable quarterly in arrears. “Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (ii) the rate that the Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time and (iii) LIBOR for an interest period of one- month beginning on such day plus 1%; provided that the Base Rate shall be deemed to be not less than 0.00% per annum.

Base Rate borrowings will be in minimum amounts to be agreed upon and will require one business day’s prior notice.

B. LIBOR Option

Interest will be determined for periods to be selected by the Borrower (“Interest Periods”) of one, two, three or six months (or nine or twelve months if agreed by all relevant Lenders) and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin; provided that (i) prior to the completion of a successful syndication of the Bridge Facility (as determined by the Lead Arrangers), the interest period shall be one month and (ii) LIBOR shall be deemed to be not less than 0.00% per annum. LIBOR will be determined by reference to London interbank offered rate as administered by the ICE Benchmark Administration (or any other person that takes over the administration of such rate) for Dollars for a period equal in length to the applicable interest period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at approximately 11:00 A.M., London time, two (2) business days prior to the commencement of such interest period. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

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LIBOR borrowings will require three business days’ prior notice and will be in minimum amounts to be agreed upon.

C. Interest Margins

The applicable interest margin (the “Spread”) initially will be (a) in the case of Bridge Loans bearing interest at LIBOR, 2.75% per annum and (b) in the case of Bridge Loans bearing interest at the Base Rate, 1.75% per annum.

Default Interest:	During the continuance of a payment default (after giving effect to applicable grace periods), interest will accrue on the defaulted amount at a rate of 2.0% per annum plus the non-default interest rate then applicable to Base Rate Bridge Loans and, in each case, will be payable on demand.

Voluntary Prepayments:	The Borrower may prepay, in whole or in part, the Bridge Facility, together with any accrued and unpaid interest, without premium or penalty (other than any breakage or redeployment costs in the case of a prepayment of LIBOR Bridge Loans) and in minimum amounts to be agreed.

Mandatory Prepayments:	The Bridge Facility shall be prepaid (and, to the extent no Bridge Loans are outstanding, the commitments under the Bridge Facility under the Commitment Letter or Bridge Documentation, as applicable, shall be automatically and permanently reduced) in an amount equal to: (a) 100% of the net cash proceeds from the non-ordinary course sale or other disposition of all or any part of the assets of the Borrower or any of its subsidiaries after the Closing Date (other than sales of obsolete or worn-out assets and other exceptions to be agreed) and other than amounts reinvested in assets to be used in the business of Borrower and its Subsidiaries within 12 months of such disposition (or committed to be so reinvested within such 12 month period and actually reinvested within 6 months thereof), (b) 100% of all casualty and condemnation proceeds received by the Borrower or any of its subsidiaries, other than (i) amounts reinvested in assets to be used in the business of Borrower and its Subsidiaries within 12 months of such disposition (or committed to be so reinvested within such 12 month period and actually reinvested within 6 months thereof), (c) 100% of the net cash proceeds received by the Borrower or any of its subsidiaries from the issuance of the Securities or the incurrence of Term Loans or other debt or preferred stock (subject to exceptions for (i) borrowings under the Existing ABL Credit Agreement, (ii) any intercompany debt of the Borrower or any of its subsidiaries, (iii) any refinancing or replacement of the Existing ABL Credit Agreement (including any subsequent borrowings thereunder) or, except in respect of the Replacement Bridge, the Existing Term Credit Agreement, in each case that does not increase the aggregate commitments or principal amount thereof, plus any fees and expenses incurred in connection therewith, (iv) any debt of the Borrower or any of its subsidiaries incurred in the ordinary course, including without limitation, purchase money indebtedness, equipment financings and overdraft facilities and (v) other customary exceptions to be agreed) and (d) 100% of the net cash proceeds received from the issuance of equity by, or equity contributions to, the Borrower or any of its subsidiaries (subject to exceptions for equity-based employee compensation plans, including employee stock option plans, equity issued by a subsidiary of the Borrower to the Borrower or any other subsidiary and other customary exceptions to be agreed) (together with debt or preferred stock under clause (c), the “Permanent Financing”). Any proceeds from Permanent Financing will be applied, first, to refinance the Bridge Loans, and second, to any applicable prepayment requirements under the ABL Facility and/or Term Facility. Mandatory prepayments under clauses (a) and (b) shall not be required to the extent such amounts are applied to the prepayment and termination of commitments and obligations under the ABL Facility and the Term Facility (in each case, or any replacement or refinancing thereof).

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Prepayment Premium:	None.

Conditions Precedent to Initial Funding:	Initial borrowings under the Bridge Facility shall be subject solely to satisfaction of the conditions set forth in the third paragraph of Section 1 of the Commitment Letter and the applicable conditions in Exhibit C to the Commitment Letter.

Representations and Warranties:

Consistent with the Term Facility.

References herein to “consistent with the Term Facility” mean that such provisions in the Bridge Documentation shall reflect the terms set forth herein and shall otherwise be consistent with the Term Facility, but modified to reflect the differences in transaction structure, including the unsecured nature and 364-day maturity of the Bridge Facility.

Affirmative Covenants:	Consistent with the Term Facility.

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Negative Covenants:	Consistent with the Term Facility.

Financial Covenants:	None

Events of Default:	Consistent with the Term Facility.

Expenses and Indemnity:	The Borrower shall pay or reimburse all reasonable and documented out-of-pocket costs and expenses incurred by the Lead Arrangers, the Administrative Agent and their respective affiliates in connection with the syndication of the Bridge Facility, the preparation, negotiation, execution and delivery of the Bridge Documentation and any security arrangements in connection therewith, and with respect to the administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the Bridge Documentation, including without limitation, the reasonable and documented fees and expenses of one outside counsel and if necessary one local counsel in any applicable jurisdiction. Further, the Borrower shall pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent the Lenders and their respective affiliates (including, without limitation, reasonable and documented fees and expenses of one outside counsel and one local counsel in any applicable jurisdiction) incurred in connection with the enforcement of any of their respective rights and remedies under the Bridge Documentation.

The Borrower will indemnify the Lenders, each Commitment Party, each Lead Arranger, the Administrative Agent and their respective affiliates and their and their affiliates’ respective officers, directors, employees, controlling persons and agents, and hold them harmless from and against all reasonable and documented out-of-pocket costs, expenses (including but not limited to reasonable legal fees and expenses) and liabilities arising out of or relating to the Transactions and any actual or proposed use of the proceeds of any loans made under the Bridge Facility; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred from a material breach of the funding obligations of such Person or the gross negligence, bad faith or willful misconduct of such person.

Waivers and Amendments:	Amendments and waivers of the provisions of the Bridge Documentation shall require the approval of Lenders holding not less than a majority of the aggregate principal amount of the loans and commitments under the Bridge Facility; provided that (a) the consent of each affected Lender shall be required with respect to, among other things (i) increases in the commitment of such Lender; (ii) reductions of principal, interest or fees of such Lender; (iii) extensions of the final maturity date and (iv) modifications to the pro rata provisions; (b) the consent of all of the Lenders shall be required with respect to, among other things (i) modification of the voting percentages (or any of the applicable definitions related thereto) and (ii) releases of all or substantially all of the guarantees.

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The Bridge Documentation shall contain customary provisions relating to “defaulting” Lenders (including provisions relating to the suspension of voting rights, rights to receive certain fees, and the termination or assignment of commitments or loans of such Lenders).

Assignments and Participations:	After execution of the Bridge Documentation, each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under the Bridge Facility. Such assignments will require payment of an administrative fee to the Administrative Agent and the consents of the Administrative Agent and, prior to the occurrence of an event of default, the Borrower (such Borrower consent not to be unreasonably withheld or delayed) if, after giving effect thereto, the Lead Arrangers and their affiliates would hold, in the aggregate, less than 50.1% of the aggregate principal amount of the outstanding loans under the Bridge Facility; provided that no consent of the Administrative Agent or the Borrower shall be required for an assignment to an existing Lender or an affiliate or approved fund of an existing Lender. The consent of the Borrower shall be deemed to have been given if the Borrower has not responded within ten business days of a request for such consent. In addition, after execution of the Bridge Documentation, each Lender may sell participations in all or a portion of its loans and commitments under the Bridge Facility without restriction; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Bridge Facility (except as to certain customary matters).

Yield Protection, Taxes and Other Deductions:	Consistent with the Term Facility.

Governing Law:	The State of New York. Each party to the Bridge Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York.

Counsel to the Lead Arrangers and Administrative Agent:	Davis Polk & Wardwell LLP

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EXHIBIT B-1

AMENDMENTS TO EXISTING ABL FACILITY

Subject to customary terms and conditions for facilities of this type, the Existing ABL Facility will be amended to:

1.	Expressly permit as “Permitted Indebtedness” under the Existing ABL Credit Agreement the incurrence of indebtedness in respect of (a) the Securities and/or the Term Loans, (b) to the extent any or all of the Securities and/or Term Loans are not issued or the proceeds not made available to the Borrower prior to the Closing Date, or if the Term Amendment is not entered into, the Bridge Facility, (c) any Permanent Financing issued to refinance the Bridge Facility, and expressly including such Permanent Financing as permitted “Refinancing Indebtedness” in respect thereof and (d) acquired or assumed indebtedness of the Target permitted to remain outstanding under the Acquisition Agreement.

2.	Modify the definition of “Permitted Acquisition” in the Existing ABL Credit Agreement to permit the consummation of the Acquisition in accordance with the terms of the Acquisition Agreement in effect as of the date of the ABL Amendment (subject to amendments permitted pursuant to Exhibit C hereto), with no conditions to permitting the Acquisition other than limited conditionality provisions substantially similar to the Funds Certain Provisions, subject to such adjustments to the Funds Certain Provisions as are reasonable or appropriate to account for the fact that the Existing ABL Credit Agreement is an existing agreement that is not being executed and delivered in connection with the closing of the Acquisition on the Closing Date.

3.	Expressly permit as “Permitted Liens” under the Existing ABL Credit Agreement such liens on Collateral (as defined in the Existing ABL Credit Agreement) in respect of any Term Loans and/or Permanent Financing incurred as a term loan B equivalent to the liens of the Existing Term Facility, with the same priority as such liens, and subject to an intercreditor agreement containing terms, taken as a whole, that are as least as favorable to the Existing ABL Agent and the lenders under the ABL Facility as those contained in the Intercreditor Agreement (as defined in the Existing ABL Credit Agreement), taken as a whole, with other necessary conforming changes.

4.	Expressly permit as “Permitted Liens” under the Existing ABL Credit Agreement (1) liens on Collateral (as defined in the Existing ABL Credit Agreement) existing under the Target’s inventory financing arrangements with Ally Financial Inc. and Ally Bank (collectively, “Ally”) in existence on the date hereof (collectively, the “Ally Loan Agreements”) and either (as may be agreed by the Lead Arrangers, Existing ABL Agent and the Borrower) (i) make such liens subject to an intercreditor agreement among Ally, the Existing ABL Agent and the Existing Term Agent, containing terms reasonably satisfactory to the Existing ABL Agent, or (ii) modify the definition of “Excluded Collateral” under the Security Agreement (as defined in the Existing ABL Credit Agreement) to exclude the Collateral (as defined in the Existing ABL Credit Agreement) over which Ally has a lien pursuant to the Ally Loan Agreements and (2) “Permitted Liens” as defined and permitted to remain outstanding under the Acquisition Agreement.

B-1

EXHIBIT B-2

AMENDMENTS TO EXISTING TERM FACILITY

Subject to customary terms and conditions for facilities of this type, the Existing Term Facility will be amended to:

1.	Expressly permit as “Permitted Indebtedness” under the Existing Term Credit Agreement the incurrence of indebtedness in respect of (a) the Securities and/or the Term Loans, (b) to the extent any or all of the Securities and/or Term Loans are not issued or the proceeds not made available to the Borrower prior to the Closing Date, or if the Term Amendment is not entered into, the Bridge Facility, (c) any Permanent Financing issued to refinance the Bridge Facility, and expressly including such Permanent Financing as permitted “Refinancing Indebtedness” in respect thereof and (d) acquired or assumed indebtedness of the Target permitted to remain outstanding under the Acquisition Agreement.

2.	Modify the definition of “Permitted Acquisition” in the Existing Term Credit Agreement to permit the consummation of the Acquisition in accordance with the terms of the Acquisition Agreement in effect as of the date of the Term Amendment (subject to amendments permitted pursuant to Exhibit C hereto), with no conditions to permitting the Acquisition other than limited conditionality provisions substantially similar to the Funds Certain Provisions, subject to such adjustments to the Funds Certain Provisions as are reasonable or appropriate to account for the fact that the Existing Term Credit Agreement is an existing agreement that is not being executed and delivered in connection with the closing of the Acquisition on the Closing Date.

3.	Expressly permit as “Permitted Liens” under the Existing Term Credit Agreement (1) liens on Collateral (as defined in the Existing Term Credit Agreement) in respect of the Ally Loan Agreements and either (as may be agreed by the Lead Arrangers, Existing Term Agent and the Borrower), (i) make such liens subject to an intercreditor agreement among Ally, the Existing Term Agent and the Existing ABL Agent, containing terms reasonably satisfactory to the Existing Term Agent or (ii) modify the definition of “Excluded Collateral” under the Security Agreement (as defined in the Existing Term Credit Agreement) to exclude the Collateral (as defined in the Existing Term Credit Agreement) over which Ally has a lien pursuant to the Ally Loan Agreements and (2) “Permitted Liens” as defined and permitted to remain outstanding under the Acquisition Agreement.

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EXHIBIT C

CONDITIONS PRECEDENT
$488.5 million Senior Bridge Facility
$175 million Replacement ABL Facility

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit C is attached. The commitments of each Commitment Party in respect of the Bridge Facility and the Replacement ABL Facility and the closing and the initial extension of credit under the Bridge Facility and the effectiveness of the Replacement ABL Facility (if applicable) will be subject to satisfaction of the following conditions precedent (subject in each case to the Funds Certain Provision):

(a)          Consummation of the Acquisition. The Acquisition and the other Transactions shall be consummated concurrently with the initial funding of the Bridge Facility and the effectiveness of the Replacement ABL Facility (if applicable) in accordance with the Acquisition Agreement, as amended, waived or otherwise modified from time to time but without any modifications, waivers or amendments thereof or any consents thereunder that are materially adverse to the Lenders unless consented to by the Lead Arrangers (it being understood that any change in the purchase price of the Acquisition shall be deemed to be materially adverse to the Lenders, except (i) any decrease in the purchase price of 5% or less of the aggregate consideration payable in connection with the Acquisition shall not be material and adverse to the interests of the Lenders, (ii) any increase in the purchase price shall not be materially adverse to the Lenders so long as such increase is solely funded by (x) the cash proceeds from an issuance of common stock of the Borrower, (y) consideration in the form of an issuance of common stock of the Borrower, or a combination thereof or (z) other cash balances available to the Borrower, and (iii) any decreases in purchase price and (without duplication) decreases in the cash portion of the purchase price shall not be deemed to be materially adverse to the Lenders so long as such purchase price reduction shall reduce dollar-for-dollar the commitments in respect of the Bridge Facility). Immediately following the Transactions, neither the Borrower nor any of its subsidiaries shall have any material indebtedness for borrowed money or preferred equity other than the Existing ABL Facility (or, if applicable, the Replacement ABL Facility), the Term Facility, the Permitted Convertible Notes (as defined in the Existing ABL Facility) and any other indebtedness permitted under the Existing ABL Credit Agreement, or, in the case of the Target, permitted to remain outstanding under the Acquisition Agreement. Each of the Bridge Administrative Agent, and, if applicable, the ABL Administrative Agent shall have received reasonably satisfactory evidence of repayment of all indebtedness to be repaid on the Closing Date and the discharge (or the making of arrangements for discharge) of all liens other than liens permitted to remain outstanding under the Credit Documentation.

(b)          Fees and Expenses. All accrued costs, fees and expenses (including reasonable legal fees and expenses and the fees and expenses of any other advisors), (in the case of expenses) to the extent invoiced or estimated no later than three days prior to the Closing Date, and other compensation payable to each Administrative Agents, the Lead Arrangers and the Lenders in accordance with the terms of the Commitment Letter, the Fee Letter and any other written agreement between you and us shall have been paid.

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(c)          Financial Statements; Pro Formas. The Lead Arrangers shall have received (i) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Borrower and the Target for each of the last three fiscal years ended more than 90 days prior to the Closing Date (the “Audited Financial Statements”) (each Administrative Agent and Lead Arranger acknowledges and agrees that it has received the financial statements described in this clause (i) with respect to the fiscal years ending December 31, 2014, December 31, 2015 and December 31, 2016), (ii) within 45 days after the end of each fiscal quarter of the 2017 fiscal year, unaudited consolidated balance sheets and related statements of income and cash flows of each of Borrower and the Target for such fiscal quarter, for the period elapsed from the beginning of the 2017 fiscal year to the end of such fiscal quarter and for the comparable periods of the preceding fiscal year (the “Unaudited Financial Statements”) (with respect to which the independent auditors shall have performed an SAS 100 review), (iii) [reserved], (iv) a pro forma consolidated and consolidating balance sheet and related statements of income and cash flows for the Borrower (the “Pro Forma Financial Statements”), as well as pro forma levels of EBITDA (“Pro Forma EBITDA”), for the last fiscal year covered by the Audited Financial Statements and for the latest four-quarter period ended with the latest period covered by the Unaudited Financial Statements required by clause (ii), promptly after the historical financial statements for such periods are available, in each case after giving effect to the Transactions and (v) as soon as available and in any event not later than 15 business days prior to the Closing Date, forecasts of the financial performance of the Borrower and its subsidiaries (giving pro forma effect to the Transactions) (x) on an annual basis, through 2021 and (y) on a quarterly basis, through 2018; provided that the Borrower’s and the Target’s public filing of any required financial statements with the SEC shall constitute delivery of such financial statements to the Lead Arrangers. The financial statements referred to in clauses (i) and (ii) shall be prepared in accordance with accounting principles generally accepted in the United States. The Pro Forma Financial Statements and the Pro Forma EBITDA shall be consistent in all material respects with the sources and uses described in the Commitment Letter. The Pro Forma Financial Statements shall be prepared on a basis consistent with pro forma financial statements set forth in a registration statement filed with the Securities and Exchange Commission; provided that no financial statements or pro forma financial statements shall be required to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations).

(d)          Patriot Act. The Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders at least three (3) business days prior to the Closing Date as has been reasonably requested in writing at least ten (10) business days prior to the Closing Date by the Bridge Administrative Agent, and, if applicable, the ABL Administrative Agent or the Lead Arrangers that are required by regulatory authorities under the applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

(e)          Closing Documentation. Each Bridge Administrative Agent, and, if applicable, the ABL Administrative Agent, shall have received customary opinions of counsel for the Borrower and the Guarantors and of local counsel, as the case may be, and such corporate resolutions, certificates and customary closing documentation (including, but not limited to, customary lien searches, good standing certificates (to the extent applicable) in the jurisdiction of organization of the Borrower and each Guarantor, a notice of borrowing and a solvency certificate from the Chief Financial Officer of the Borrower in substantially the form attached hereto as Annex I).

(f)          Collateral. Solely with respect to the Replacement ABL Facility (if applicable), subject to the Funds Certain Provisions, (i) the ABL Administrative Agent shall have a perfected, first or second, as applicable, priority security interest in the collateral, subject to permitted liens, (ii) all filings, recordations and searches necessary in connection with such liens and security interests shall have been duly made, and (iii) all filings and recording fees and taxes shall have been duly paid.

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(g)          Securities Marketing Period. The Borrower shall have engaged one or more investment banks reasonably satisfactory to the Lead Arrangers (collectively, the “Investment Bank”) to place the Securities and Term Loans. Without limitation of the foregoing, (i) the Investment Bank shall have received one or more preliminary prospectuses, offering memoranda or private placement memoranda (as applicable) which includes (or incorporates by reference) all financial statements and other information that would be required in a registration statement on Form S-3 for an offering registered under the Securities Act of 1933 (except with respect to Rule 3-10 of Regulation S-X under the Securities Act of 1933), including the financial statements referred to in (c)(i) and (ii) above, provided, that in any such prospectus or private placement memoranda and any supplement thereto or final versions thereof, the preparation of which is completed between the end of a fiscal year of the Borrower and the 120th day after such fiscal year end, any such information corresponding to that required by Part III of Form 10-K under the Securities Exchange Act of 1934 shall not be required to be included and may be incorporated by reference with respect to such fiscal year) relating to any such Securities or Term Loans, and thereafter prepare supplements to or final versions of such prospectuses, offering memoranda or private placement memoranda (as applicable) (promptly upon request by, and in a form satisfactory to, the Investment Bank) (collectively, the “Offering Document”), (ii) the independent registered public accountants of the Borrower shall have provided drafts of customary “comfort letters” (including customary “negative assurances”) that they would be prepared to render, subject to completion of customary procedures, with respect to the financial information in the Offering Document (and the Borrower shall have used its commercially reasonable efforts to provide same from the independent accountants for the Target), (iii) the senior management and other representatives of the Borrower shall have provided (and the Borrower shall have used its commercially reasonable efforts to cause the senior management and other representatives of the Target to have provided) reasonable access in connection with due diligence investigations and shall have participated in a customary high-yield “road show,” for a consecutive 10 business day period commencing on the date of delivery of a final Offering Document (at no time during which period the financial information in the Offering Document shall be “stale”) and ending on the Closing Date; provided that if such 10 business day period shall not have fully elapsed on or prior to August 18, 2017, then such period shall not commence any earlier than September 5, 2017, and (iv) the Borrower shall have used its commercially reasonable efforts to obtain the Ratings on the Securities prior to the commencement of such 10 business day period (it being understood that the obtaining of any specific rating level is not a condition hereunder).

(h)        Bank Marketing Period. The Closing Date shall not occur less than 10 business days from and including the date of delivery to the Lead Arrangers of the final confidential information memoranda referred to herein and the general launch of the syndication of the Bridge Facility and, if applicable, the Replacement ABL Facility; provided that if such 10 business day period shall not have fully elapsed on or prior to August 18, 2017, then such period shall not commence any earlier than September 5, 2017.

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ANNEX I to EXHIBIT C

FORM OF SOLVENCY CERTIFICATE

[_________], 2017

This Solvency Certificate is delivered pursuant to Section [___] of the Credit Agreement (the “Credit Agreement”), dated as of [_________], among [__________]. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The undersigned, [________], Chief Financial Officer of Wabash National Corporation (the “Company”), is familiar with the properties, businesses, assets and liabilities of the Company and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of the Company.

1.          The undersigned certifies, on behalf of the Company and not in his or her individual capacity, that he has made such investigation and inquiries as to the financial condition of the Company as the undersigned deems necessary and prudent for the purposes of providing this Solvency Certificate. The undersigned acknowledges that the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of Loans under the Credit Agreement.

2.          The undersigned certifies, on behalf of the Company and not in his or her individual capacity, that (a) the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were based on assumptions reasonably believed by the Company to be fair in light of the circumstances existing at the time made and continue to be reasonably believed by the Company to be fair as of the date hereof and (b) for purposes of providing this Solvency Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the time of such computation, represents the amount that can reasonably be expected to become an actual or matured liability.

BASED ON THE FOREGOING, the undersigned certifies, on behalf of the Company and not in his or her individual capacity, that, on the date hereof, both before and after giving effect to the Transactions (and the Loans made or to be made and other obligations incurred or to be incurred on the Closing Date), (a) the fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, at a fair valuation on a going concern basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Company and its Subsidiaries, on a consolidated basis, (b) the present fair salable value of the assets of the Company and its Subsidiaries, on a consolidated and going concern basis, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Company and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured in the ordinary course of business, (c) the Company and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, as such debts and liabilities become absolute and matured in the ordinary course of business and (d) the Company and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date. IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first above written.

By:
Name:
Title: Chief Financial Officer

C-A-1